Exhibit 10.2
July 6, 2021

Dear Doug,

Congratulations! I am very pleased to offer you a full-time position with Arena Pharmaceuticals, Inc. (“Arena”) as its Executive Vice President, Research & Development (“EVP, R&D”), based remotely in Milford, Pennsylvania. In this role, you will report to Amit Munshi, President and Chief Executive Officer and your start date will be July 19, 2021. This position also requires occasional travel, including travel to Arena locations in San Diego, Boston, and Zug, Switzerland. This offer and your at-will employment relationship will be subject to the terms and conditions of this letter and other attached agreements.

This is an exciting time for us at Arena, marked by growth, transformational medicines, and unity around our team’s singular purpose—delivering important medicines to patients. Arena is very excited about you joining the team and the terms of this employment offer are summarized below.

Base Salary
Your initial rate of pay will be an annual full-time base salary of $500,000.00 payable at the bi-weekly rate of $19,230.77, less applicable taxes and other withholdings, and paid in accordance with Arena’s standard payroll procedures. This is an exempt position, which means you are paid on a salary basis for the job you perform, not by the hour, therefore you are not eligible for overtime.

Annual Incentive Plan
You will be eligible to participate in Arena's annual incentive plan at an annual target bonus opportunity equal to 50% of your base salary. Your 2021 target bonus opportunity will be prorated for the number of days worked during the calendar year.
Any bonus payout is contingent upon the successful achievement of corporate objectives, approval by the Compensation Committee of the Board of Directors (“Committee”), and achievement of individual performance goals. All bonus payments require that you are actively employed with Arena on the date of payout (which is generally by March 15 in the following year).

Sign-on Equity Awards
You will also receive the following sign-on equity awards, contingent upon Committee approval and subject to the terms of Arena’s Long-term Incentive Plan (“Plan”), on August 15, 2021 (“Grant Date”):

•Non-qualified stock options to purchase 90,000 shares of Arena’s common stock at the closing price on August 13, 2021 (“Option Grant”), vesting on the following schedule: 25% of the Option Grant will vest upon the one-year anniversary of the Grant Date, then 1/48th of the Option Grant will vest monthly thereafter over the following 36 months,

•15,000 restricted stock units (“RSU Grant”), each unit representing one share of Arena’s common stock, vesting on the following schedule: 25% of the RSU Grant will vest on the closest scheduled quarterly vesting date coincident with or following the Grant Date (scheduled quarterly vesting dates are February 15, May 15, August 15, and November 15 each year), then 1/16th of the RSU Grant will vest quarterly thereafter over the following 12 quarters, and

•7,600 performance-based restricted stock units at target achievement (”PRSU Award”), each representing a contingent right to receive one share of Arena’s common stock if the closing price of a share of our common stock reaches certain price goals between the Grant Date and March 14, 2024 (“Performance Period”). Achievement of the price goals require our closing price to equal or exceed $120.00 (vesting 3,800 stock units), $130.00 (vesting 3,800

Doug Manion, M.D.

stock units), and $145.00 (vesting 7,600 stock units) for five consecutive trading days or ten non-consecutive trading days during the Performance Period.

Specific terms and conditions related to each equity award will be subject to provisions of the Plan and award agreements. You will receive an email from E*TRADE (Arena’s stock plan administrator) with a copy of the Plan and standard form of award agreements and instructions related to accepting your equity grants.

Severance Benefit Plan (“SBP”) Participation
You will be eligible to participate in Arena’s SBP available to all other executive officers which provides you with specific severance benefits following certain terminations of employment due to a change-in-control of Arena and involuntary separation not due to a change-in-control.

Employee Benefits
You are eligible to take time off for vacation and personal needs under Arena’s Flexible Time-Off (“FTO”) Policy. In addition, Arena offers a holiday schedule which includes two company shut-down periods during the summer and winter months. You will accrue 48 hours of paid sick leave per calendar year, or, if your work location mandates additional paid sick leave, the amount required by state or local regulations.

Effective as of your date of hire you are eligible to participate in Arena’s health insurance, 401(k) Plan and other benefit plans according to the terms and conditions of those plans. You will automatically be enrolled in the Arena 401(k) Plan with a pre- tax contribution of 6% of your eligible compensation. If you do not wish to contribute to the 401(k) Plan or wish to change the contribution, you can change your contribution rate once you receive your enrollment materials from Fidelity.

Please refer to the attached Benefits Guide for further information regarding Arena’s benefit program.

Employment Relationship
Your employment will be for no specified period and be “at-will.” This means that you or Arena may terminate the employment relationship at any time, for any reason or no reason, with or without cause and with or without prior notice. This “at-will” status may not be changed except by written agreement signed by both you and Arena’s Chief Executive Officer or head of Human Resources.

This offer is contingent on your agreement to the attached Proprietary Information & Inventions Agreement, as well as successful background and reference checks.

Authorization to Work
For purposes of federal immigration law, you will be required to provide Arena documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire.

Confidential Information and Non-Compete Agreements
We also ask that, if you have not already done so, you disclose to Arena any and all agreements relating to your prior employment that may affect your eligibility to be employed by Arena or limit the manner in which you may be employed (including, but not limited to, any non-compete and/or non-solicitation agreements). It is Arena’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. As set forth below, you will be expected to abide by and agree to all Arena policies and procedures, including Arena’s Code of Business Conduct and Ethics (“Code of Conduct”). Under the Code of Conduct, employees are required to disclose to Arena all outside engagements, whether an employment or consulting relationship or other arrangement, that are actual, potential or apparent conflicts of interests. You agree not to bring any third-party confidential information to Arena including that of your former employer, and that you will not in any way utilize any such information in performing your duties for Arena. By signing this offer letter, you represent that you have reviewed, understand, and agree to the foregoing as well as the description of your duties in the role you have been offered.

Doug Manion, M.D.

Arena Policies and Procedures
You will be expected to abide by and agree to all Arena policies and procedures, including but not limited to those set forth in the Arena employee handbook and other Company policies. You will be provided the employee handbook and other Company policies and procedures for review and acknowledgement/acceptance.

This letter and the documents to which it refers set forth the complete offer we are extending to you and supersedes and replaces any prior inconsistent statements or discussions. It may be changed only by a subsequent writing signed by Arena’s Chief Executive Officer or head of Human Resources.

Doug, we are enthusiastic about the prospects of your joining the Arena team and look forward to a mutually rewarding professional relationship. This offer shall remain effective until 6:00 PM PT on July 9, 2021 and is contingent upon your commencement of work on July 19, 2021. This offer of employment will terminate if it is not accepted, signed, and returned by July 9, 2021. If the terms of this offer are acceptable to you, please sign in the space provided below indicating your agreement to the provisions of this offer of employment.

Sincerely,

/s/ Michael E. Paolucci     Jul 7, 2021 | 5:53 PM PDT

Michael E. Paolucci
Chief Human Resources Officer

Enclosures:

Employee Proprietary Information and Inventions Agreement Code of Business Conduct and Ethics
Insider Trading Policy
Confidential Information Reminder Memo Indemnification Agreement
Benefits Guide
Amended and Restated Severance Benefit Plan

Acceptance:
I have read the terms of this offer of employment from Arena Pharmaceuticals, Inc. and accept and agree to its terms.

/s/ Douglas J. Manion    Jul 7, 2021 | 5:42 PM PDT

Douglas Joseph Manion, M.D.	Date